Exhibit 10.9

RESTRICTED UNIT AGREEMENT
This RESTRICTED UNIT AGREEMENT (this “Agreement”) is executed and agreed to as of «Date» (the “Effective Date”), by and among JPE Management Holdings LLC, a Delaware limited liability company (the “Company”), and «Grantee» (the “Service Provider”).
Capitalized terms used in this Agreement but not defined have the meanings given to such terms in the LLC Agreement (as defined below).
WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company dated as of February 1, 2017 (as further amended, supplemented and restated from time to time, the “LLC Agreement”), attached hereto as Exhibit A authorizes the issuance by the Company of Units representing Interests in the Company designated as Series A Units or Series B Units;
WHEREAS, the Service Provider is a non-employee service provider to a Jagged Peak Employer; and
WHEREAS, the Company desires to issue to the Service Provider on the terms and conditions hereinafter set forth, and the Service Provider desires to accept on such terms and conditions, the number of Series B Units specified herein, in consideration for services provided by the Service Provider for the benefit of a Jagged Peak Employer.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Service Provider agree as follows:
1.Issuance of Series B Units. The Company hereby issues the following Units to the Service Provider on the Effective Date:
«Series B Units» Series B Units
The Series B Units issued by the Company to the Service Provider pursuant to this Agreement are referred to herein as the “Granted Series B Units.”
2.    Terms of Issuance of Series B Units.
(a)    The Service Provider agrees that no provision contained in this Agreement shall entitle the Service Provider to continue to perform services, directly or indirectly, for a Jagged Peak Employer (any such entity that from time to time is receiving services from the Service Provider, a “Service Recipient”) or affect in any way the right of any such entity to terminate such service relationship (the “Service Relationship”) at any time.
(b)    The Service Provider agrees that the Service Provider’s execution of this Agreement evidences the Service Provider’s intention to be bound by the terms of the LLC Agreement, in addition to the terms of this Agreement, and acknowledges and agrees that the Granted Series B Units are subject to all of the terms and restrictions applicable to Series B Units as set forth in the LLC Agreement and in this Agreement. On or prior to the Effective Date, the

Service Provider has executed a counterpart signature page to the LLC Agreement or to an Addendum Agreement thereto.
(c)    The Service Provider may, but is not required to, make an election (on or before 30 days following the Effective Date) under Section 83(b) of the Code in substantially the form attached hereto as Exhibit B with respect to the Granted Series B Units and to consult with the Service Provider’s tax advisor to determine the tax consequences of filing such an election under Section 83(b) of the Code. The Service Provider acknowledges that it is the Service Provider’s sole responsibility, and not the responsibility of the Company, to file the election under Section 83(b) of the Code even if the Service Provider requests the Company or the managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) of the Company to assist in making such filing. The Service Provider agrees to provide the Company, on or before the due date for filing such election, proof that such election has or will be filed timely.
3.    Unvested Series B Units. The Granted Series B Units issued pursuant to this Agreement shall initially be Unvested Series B Units under the LLC Agreement, shall be subject to all of the restrictions on Unvested Series B Units (as well as on Series B Units, in general) under the LLC Agreement and shall carry only such rights as are conferred on Unvested Series B Units under the LLC Agreement. Unvested Series B Units will become Vested Series B Units under the LLC Agreement when such Unvested Series B Units have become vested in accordance with the provisions of Sections 4, 5, 6 and 7 of this Agreement.
4.    Vesting of Granted Series B Units. The Granted Series B Units (the “Time Vesting Units”) will become vested in accordance with the vesting schedule set forth in the following table provided that the Service Provider remains continuously in the Service Relationship from the Effective Date through the vesting date set forth below:

Vesting Date	Portion of Time Vesting Units that become Vested
February 1, 2018	«Vested_1»
February 1, 2019	«Vested_2»
February 1, 2020	«Vested_3»
5.    Vested Series B Units. Upon becoming vested in accordance with Section 4 above, the Unvested Series B Units shall become Vested Series B Units and shall no longer be subject to the restrictions on Unvested Series B Units (but shall remain subject to the restrictions on the Series B Units, in general) under the LLC Agreement. In addition, the Company shall proceed with the distribution of Common Stock (and any related amounts) (the “Common Stock Distribution”) and the cancellation of the Vested Series B Units in accordance with Section 3.4(b) of the LLC Agreement.
6.    Vesting of Granted Series B Units upon Certain Events. In the event of the consummation of a Q-Jagged Peak Monetization, all Granted Series B Units issued pursuant hereto that have not previously become Vested Series B Units shall automatically become Vested Series

B Units immediately prior to the consummation of such Q-Jagged Peak Monetization, provided that the Service Relationship continues from the Effective Date through the date of the consummation of such Q-Jagged Peak Monetization.
7.    Additional Vesting Events and Forfeitures.
(a)    Termination for Cause. If the Service Relationship is terminated by a Jagged Peak Employer for Cause, then the Service Provider shall forfeit to the Company all of the Unvested Series B Units and all rights arising from such Unvested Series B Units and from being a holder thereof for zero consideration.
(b)    Termination due to Death or Disability. If the Service Relationship is terminated due to the death or Disability of the Service Provider, all Granted Series B Units issued pursuant hereto that have not previously become Vested Series B Units shall automatically become Vested Series B Units immediately upon the death or Disability of the Service Provider.
(c)    Termination without Cause. If the Service Provider’s Service Relationship is terminated by a Jagged Peak Employer for any reason other than Cause and other than as a result of the death or Disability of such Member, all Granted Series B Units issued pursuant hereto that have not previously become Vested Series B Units shall automatically become Vested Series B Units immediately upon the termination of such Service Relationship.
(d)    Voluntary Resignation. If the Service Provider’s Service Relationship is terminated by reason of resignation by the Service Provider, then the board of directors of PubCo shall have sole and absolute discretion to cause the Unvested Series B Units issued pursuant hereto to (i) remain Unvested Series B Units subject to the same vesting schedule applicable to such Unvested Series B Units prior to the termination, (ii) become Vested Series B Units, and/or (iii) automatically be forfeited to the Company for zero consideration along with all rights arising from such Unvested Series b Units and from being a holder thereof, or any combination thereof, in each case effective as of such termination.
(e)    Forfeiture Automatic. The forfeitures of Series B Units subject to the terms and conditions of this Section 7 shall occur immediately and without further action of the Company, the Service Provider or any other Person upon the event giving rise to such forfeitures (the date of such event being the “Trigger Date”).
8.    Representations and Warranties of the Service Provider and the Company.
(a)    The Service Provider represents and warrants to the Company as follows:
(i)    that this Agreement constitutes the legal, valid and binding obligation of the Service Provider, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Service Provider does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Service Provider is a party or any judgment, order or decree to which the Service Provider is subject; and

(ii)    that the Service Provider believes that the Service Provider has received all the information the Service Provider considers necessary in connection with his execution of this Agreement, that the Service Provider has had an opportunity to ask questions and receive answers from the Company and the Service Provider’s independent counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its Subsidiaries and to obtain additional information (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Service Provider or to which the Service Provider had access.
(b)    The Company represents and warrants to the Service Provider that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.
9.    General Provisions.
(a)    Notices. For purposes of this Agreement, all notices provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

If to the Company, to:	Jagged Peak Energy Inc. 1125 17th Street, Suite 2400 Denver, CO 80202 Attn: Chief Executive Officer

If to the Service Provider, to:	«Grantee»

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.
(b)    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION. The parties expressly acknowledge and agree that Delaware has a substantial relationship to the parties and the transaction reflected herein. The parties further acknowledge and agree that there is a reasonable basis for this choice of Delaware law, as Delaware law is well known to the parties and well-developed with respect to the subject matters of this Agreement. The parties further acknowledge and agree that the designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of the LLC Agreement through which the Units are hereby granted.
(c)    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Service Provider, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
(d)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(e)    Entire Agreement. This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(f)    Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.
(g)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by and against the Service Provider, the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be (including subsequent holders of Series B Units held by the Service Provider); provided that rights and obligations of the Service Provider under this Agreement shall not be assignable except in connection with a transfer of Series B Units held by the Service Provider permitted under the LLC Agreement. Notwithstanding anything else in this Agreement or in the LLC Agreement, (i) each of the Series B Units held by the Service Provider shall remain subject to the terms of the LLC Agreement and this Agreement, regardless of who holds or has rights relating to such Units and (ii) the effect that the Service Relationship or events related to such Service Relationship have on the rights of and restrictions on Series B Units, including vesting, and the rights of the Company with regard to the

Granted Series B Units under this Agreement, shall not be altered by any transfer or purported transfer of any Series B Units or rights relating thereto. For the avoidance of doubt, each Permitted Transferee of the Service Provider who acquires Series B Units from the Service Provider pursuant to the LLC Agreement shall be subject to the provisions of this Agreement with respect to such Series B Units as if such Permitted Transferee or Permitted Transferees were a party or parties to this Agreement.
(h)    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and the estate, legal representative or guardian of any individual party hereto, any rights or remedies under or by reason of this Agreement.
(i)    Headings; References; Interpretation. In this Agreement, unless a clear contrary intention appears: (i) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender and words in the singular form shall be construed to include the plural and vice versa; (ii) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (iii) the word “or” is inclusive; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited; (v) references to Articles and Sections refer to Articles and Sections of this Agreement; (vi) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (vii) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (viii) all references to money refer to the lawful currency of the United States; and (ix) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
(j)    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.
(k)    Arbitration.
(i)    Subject to Section 9(k)(ii), any dispute, controversy or claim between Service Provider and the Company arising out of or relating to this Agreement will be finally settled by arbitration in Denver, Colorado before, and in accordance with the then-existing American Arbitration Association (“AAA”) Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 9(k) shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (A) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (B) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.
(ii)    Notwithstanding Section 9(k)(i), either party may make a timely application for emergency or temporary injunctive relief, and shall have the power to maintain the status quo pending the arbitration of any dispute under this Section 9(k), and this Section 9(k) shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 9(k).
(iii)    By entering into this Agreement and entering into the arbitration provisions of this Section 9(k), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(iv)    Nothing in this Section 9(k) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.
(l)    WAIVER OF CERTAIN DAMAGE CLAIMS. NOTWITHSTANDING ANYTHING IN ANY DOCUMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE GRANTING OR WITHHOLDING OF ANY APPROVAL REQUIRED UNDER THE LLC AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND EACH PARTY RELEASES THE OTHER PARTY FROM LIABILITY FOR ANY SUCH DAMAGES.

(m)    Section 409A of the Code. The parties intend for the transfer of the Granted Series B Units pursuant to this Agreement to be exempt from Section 409A of the Code. Accordingly, this Agreement and the issuance of the Granted Series B Units shall be construed and interpreted in accordance with such intent and any action required by either of the parties pursuant to this Agreement will be provided in such a manner that the Granted Series B Units shall not become subject to the provisions of Section 409A of the Code, including any IRS guidance promulgated with respect to Section 409A; provided, however, that in no event shall any such action to comply with Section 409A reduce the aggregate amount of the benefit provided or payable to the Service Provider hereunder unless expressly agreed in writing by the Service Provider.
10.    Acceptance of Agreement.  By executing this Agreement, the Service Provider represents and warrants that as of the date the Service Provider executes this Agreement, the Service Provider is not aware or in possession of any material, nonpublic information with respect to PubCo or its affiliates or any of their respective securities. In the event that the Service Provider does not accept execute and return this Agreement to the Company, the Company shall have the option, but not the obligation, to cancel and revoke the award represented by this Agreement and any such award shall be forfeited by the Service Provider without any further consideration.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPE MANAGEMENT HOLDINGS LLC

By:

Name:	Joseph N. Jaggers
Title:	Manager

SERVICE PROVIDER

«Grantee»